INDEPENDENT ACCOUNTANTS' REPORT

         We have reviewed the accompanying consolidated financial statements of Skynet Telematics.com, Inc. and Subsidiaries as of June 30, 2000 and for the Three months and six months then ended. These financial statements are the responsibility of the company's management.

         Another accountant reviewed the interim consolidated financial information of Netking Limited and Subsidiary and Skamp International Limited and Subsidiary, subsidiaries of the Company, whose combined total assets as of June 30, 2000 and whose revenues for the six-months then ended which constituted substantially all of the consolidated totals.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review and the report of the other accountant, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.



August 10, 2000                         By: /s/ Most Horowitz & Company, LLP
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                                        Most Horowitz & Company, LLP






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